Exhibit 10.11

Blue Ridge Paper Products Inc.

One West Pack Square, #1100

Asheville, NC 28801

June 28, 2000

Phillip Bowen

779 White Oak Road

Waynesville, NC 28786

Dear Phillip:

This letter sets forth our agreement on the terms and conditions of your employment by Blue Ridge Paper Products Inc. (the “Company”).

1.             Position.  The Company will employ you as Vice President Business Development of the Company.  In such capacity you will report to the President and Chief Executive Officer (the “CEO”) of the Company.  You agree you shall devote your full business time and efforts to promote the interests of the Company.

2.             Term.  The term (the “Term”) of this letter agreement shall commence on July 1, 2000 (the “Effective Date”) and shall continue through and including the earlier of (i) the fourth anniversary of the Effective Date or (ii) the date on which this letter agreement is terminated pursuant to paragraphs 10, 11, 12 or 13 of this letter agreement.

3.             Duties.  You shall have such duties and responsibilities as are consistent with the role of Vice President Business Development of the Company, and such other duties and responsibilities as the President and CEO may reasonably assign to you.

4.             Location.  You shall perform your services hereunder primarily at the Company office in Asheville, North Carolina, but understand and agree the Company may require you to travel away from such office as may reasonably be required to fulfill your duties hereunder.

5.             Salary.  The Company will pay you a base salary (“Salary”), payable in accordance with the normal payment procedures of the Company and subject to such withholdings and other normal employee deductions as may be required by law or elected by you in accordance with the Company’s benefit plans, at an annual rate of $170,000.

6.             Bonus.  You will be eligible to receive an annual cash bonus payment (the “Annual Bonus”) calculated as follows:

(a)           Calculation.  If the Company’s actual EBITDA (as defined below) for a fiscal year exceeds 75% of its target for EBITDA (the “Target EBITDA”) for such fiscal year (such Target EBITDAs are set forth on Exhibit A, attached to and made a part of this letter agreement), then your Annual Bonus for such fiscal year shall be not less than the product of (i) $1814 multiplied by (ii) the number of percentage points (not to exceed seventy-five (75), rounded to the nearest percentage point, by which the Company’s actual EBITDA for such fiscal year exceeds 75% of the Target EBITDA for such fiscal year.  Except in respect of a fiscal year of the Company during which your employment is terminated pursuant to paragraphs 10, 11, 12 or 13 hereof other than by death or Disability, your Annual Bonus with respect to any fiscal year of the Company commencing, but not ending, during the Term shall be equal to the product of the amount calculated in the manner set forth in the preceding sentence in respect of such fiscal year multiplied by a fraction, the numerator of which is the number of calendar days in such fiscal year prior to the end of the Term and the denominator of which is 365.  If the Company’s actual EBITDA for any fiscal year commencing during the Term is less than 75% of Target EBITDA for such fiscal year, your Annual Bonus in respect of such fiscal year shall be determined by the Board in its sole discretion.

(b)           “EBITDA.”  For purposes of this letter agreement, actual “EBITDA” means, for a given period, the accounting earnings for the Company determined under U.S. generally accepted accounting principles, as applied on a consistent basis, before taking into account any interest expense, any provision for income taxes or any depreciation or amortization expense, and excluding for this purpose extraordinary gains and losses unless included in the determination of the applicable Target EBITDA.

(c)           Payment.  The Annual Bonus, if any, will be paid as soon as practicable following the end of the fiscal year to which it relates, but not later than thirty (30) days following the Company’s receipt of audited financial statements for such fiscal year.

7.             Employee Benefit Programs.  You will be entitled to participate during the Term in such pension, savings, life insurance, health, disability and major medical insurance plans, and in such other employee benefit plans and programs, for the benefit of the employees of the Company, as may be maintained by the Company from time to time during the Term, each subject to the terms and provisions of such plans or programs (collectively, “Benefits”).  In addition, the Company shall make annual contributions to your account under and in accordance with the terms of the Blue Ridge Paper Products Employee Stock Ownership Plan.

8.             Expenses.  The Company will reimburse you for reasonable, business-related expenses you incur in connection with the performance of your duties hereunder, subject, however, to the Company’s policies relating to reimbursement of business-related expenses as in effect from time to time during the Term, including reasonable and customary attorney fees associated with the preparation of this letter agreement in an amount not greater than $3,000 in the aggregate.

9.             Vacation.  You will be entitled to four (4) weeks of paid vacation per annum during the Term in accordance with Company policy.  Vacation scheduling will be on a mutually agreeable basis, in accordance with the Company’s reasonable business needs.

10.           Termination for Cause.  The Company may terminate your employment at any time for “Cause,” as defined below.  If your employment is terminated by the Company for Cause, the Company will pay to you any Salary and other compensation earned but not paid to you prior to the date of such termination.  Other than such payment, upon such a termination, neither you nor the Company shall have any further rights, obligations or claims against the other except as specifically provided under this letter agreement.

For purposes of this letter agreement, “Cause” shall mean: (i) the willful failure or refusal by you to perform your duties hereunder (other than any such failure or refusal resulting from your incapacity due to physical or mental illness); provided that the Company shall provide you with notice of such failure or refusal and you shall not have remedied such failure or refusal within fifteen days of receipt of notice thereof; (ii) the commission by you of any material act of dishonesty or breach of trust in connection with the performance of your duties hereunder; (iii) your being convicted of, or pleading guilty or not contest to, any felony or any lesser crime having as its predicate element fraud, dishonesty or misappropriation; or (iv) a termination due to a material breach of your obligations under paragraphs 14, 15, 16 or 17 of this Agreement, in each case as determined in good faith by the Board.  For purposes of clause (i), no failure or refusal on your part shall be deemed “willful” if done, or omitted to be done, by you in the reasonable belief your failure or refusal was in the best interest of the Company.

11.           Termination Without Cause.  The Company may terminate your employment at any time without Cause.  If your employment is terminated by the Company without Cause, the Company shall (i) pay to you Salary, in accordance with the normal pay practices of the Company, until the date (the “Salary Continuation Date”) which shall be the later of (A) the second anniversary of the date hereof or (B) the date which is the first anniversary of the date of the termination of your employment; (ii) provide to you benefits substantially equivalent to the Benefits to which you are entitled on the date of such termination until the Salary Continuation Date and (iii) pay to you on the Salary Continuation Date the product of (y) $14,166.67 and (z) the number of calendar months ending prior to the date of such termination in the fiscal year of the Company during which such termination occurs; provided further that any obligations of the Company to you pursuant to this paragraph 11 shall terminate upon any matter constituting a material breach of your obligations under paragraphs 14, 15, 16 or 17 becoming known to the Company subsequent to such termination.  Except as set forth in this paragraph 11, upon such a termination, neither you nor the Company shall have any further rights, obligations or claims against the other except as specifically provided under this letter agreement.

12.           Termination With Good Reason.  You may voluntarily terminate your employment at any time with “Good Reason.”  In the event of any such termination under this paragraph 12, the Company shall (i) pay to you Salary until Salary Continuation Date; (ii) provide to you Benefits substantially equivalent to the Benefits to which you are entitled on the date of such termination until the Salary Continuation Date and (iii) pay to you on the Salary Continuation Date the product of (y) $14,166.67 and (z) the number of calendar months ending prior to the date of such termination in the fiscal year of the Company during which such termination occurs; provided further that any obligation of the Company to you pursuant to this paragraph 12 shall terminate upon any matter constituting a material breach of your obligations under paragraphs 14, 15, 16 or 17 becoming known to the Company subsequent to such termination.  Except as set forth in this paragraph 12, upon such a termination, neither you nor the Company shall have any further rights, obligations or claims against the other except as specifically provided under this letter agreement.

For purposes of this letter agreement, “Good Reason” shall mean the Company, without your consent, (i) assigning to you duties inconsistent with your position, title, authority or duties which results in a substantial diminution of such position, title, authority or duties; provided that you shall provide the Company with notice of such diminution and the Company shall not have remedied such diminution within fifteen days of receipt of notice thereof; or (ii) materially breaching this letter agreement.

13.           Termination Without Good Reason; Death and Disability.  You may voluntarily terminate your employment without “Good Reason” (as defined above) upon providing ninety (90) days written notice to the Company, or such shorter notice period as the Company may allow.  If your employment is terminated pursuant to this paragraph 13, the Company will pay to you any Salary and other compensation earned but not paid to you prior to the date of such termination.  Other than such payment upon such a termination, neither you nor the Company shall have any further rights, obligations or claims against the other except as specifically provided under this letter agreement.

Your employment shall terminate automatically upon your death during the Term in which case your surviving spouse or estate shall be entitled to receive in a lump sum your Salary for one year and any Salary and other compensation earned, but not paid to you prior to your death.  Your employment shall also terminate automatically upon your Disability, in which case you shall be entitled to receive in a lump sum, the same amount that your surviving spouse or estate is entitled to receive in the event of your death.  For purposes of this letter agreement, “Disability” shall be deemed to occur if, as a result of your incapacity due to physical or mental illness, you (i) shall have been absent from the full-time performance of your duties with the Company for a period of six (6) consecutive months, the Company shall have given you a notice of termination for Disability and, within thirty (30) days after such notice of termination is given, you shall not have returned to the full-time performance of your duties or (ii) shall have been absent from the full-time performance of your duties with the Company for 200 or more days in any 240 consecutive day period.

14.           Non-Competition.  By signing this letter agreement and accepting this offer of employment, you acknowledge and agree the services which you will perform for the Company are services which are unique and extraordinary and, by reason of your employment, you will acquire and have access to proprietary and “Confidential Information,” as defined in paragraph 16 below, and trade secrets concerning the Company’s operations, future plans and methods of doing business and those of the Company’s affiliates.  Accordingly, you agree that:

(a)           If, for any reason (other than Good Reason as defined above), you decide to terminate your employment with the Company, you will provide the Company with ninety (90) days written notice.  To the extent available, such written notice will include the name of your new employer and a description of your new position, duties and responsibilities, which information the Company agrees to keep confidential and to disclose only with your prior written consent, other than as required by law or legal process.

(b)           During the term of your employment and during the Restrictive Period, as defined below, you will not, absent prior written consent from the Company, directly or indirectly, engage in a Competitive Business Activity in the United States.  The term “Competitive Business Activity” shall mean:

(i)            engaging in, or managing or directing persons engaged in the manufacture, sale or distribution of liquid packaging board, including carton products manufactured by the Company’s converting businesses, or uncoated freesheet paper for envelopes, or any other paper product of similar specificity which the Company or any affiliate of the Company manufactures, sells or distributes, other than a de minimus amount (“Competing Business”), whether independently or as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise;

(ii)           acquiring or having an ownership interest in any entity that derives more than 10% of its gross revenues from any Competing Business, except for ownership of 1% or less of the shares of any entity whose securities are freely tradable on an established market; or

(iii)          participating in the financing, operation, management or control of any firm, partnership, corporation, entity or business described in subparagraph (ii) immediately above.

The term “Restrictive Period” shall mean the period beginning upon a termination of your employment with the Company and ending on the date which is (i) in the event that your employment is terminated pursuant to paragraphs 10 or 13, the second anniversary of such termination or (ii) in the event that your employment is terminated pursuant to paragraphs 11 or 12, the Salary Continuation Date.

15.           Non-Solicitation.   During the term of your employment and during the Restrictive Period, you will not, either for your benefit or for the benefit of any other person or entity, directly or indirectly solicit any contractor or employee of the Company or its affiliates to terminate his or her employment or other relationship with the Company or its affiliates.

16.           Non-Disclosure of Confidential Information.   By signing this letter agreement and accepting this offer of employment, you recognize that the services to be performed by you as an employee of the Company are unique services, and that by reason of your employment you will have access to and acquire proprietary and other confidential information and trade secrets concerning operations, future plans and methods of doing business of the Company, its affiliates and their respective clients.  Accordingly, you hereby covenant that you will not at any time during your employment by the Company or any time thereafter, other than as required by law or legal process, reveal or divulge to any person, firm, corporation or other business entity or use for your own personal or business purposes any trade secrets or confidential information or knowledge relating to the business or businesses of the Company, its affiliates or their respective clients including, without limiting the generality of the foregoing, any such information or knowledge pertaining to products, formulae or processes, and developments or improvements with respect thereto, inventions, discoveries, trademarks, patents, designs, sketches, manufacturing, packaging, merchandising, advertising, distribution and sales methods, sales and profits figures, budgeting materials, customer lists and relationships between the Company and any of its customers, suppliers, ultimate consumers or affiliates (collectively, “Confidential Information”).  Notwithstanding the foregoing Confidential Information shall not include information that (i) is, or becomes through no breach of your obligations hereunder, generally known to the public; or (ii) becomes known to you from sources other than the Company or its affiliates under circumstances not involving any breach of an agreement to which any such source is a party or (iii) was known to you prior to the Effective Date.  As used in this letter agreement, the term “affiliate” means such corporation or other business entity at any time directly or indirectly controlling, controlled by, or under common control with the Company, its successors or assigns.  As of date hereof, the Company has no affiliates other than Parent and KPS Special Situations Fund, L.P. which, as of the date hereof, are not engaged in any activity which constitutes a Competing Business.  As used in this letter agreement, the term “client” means any person, firm or corporation to whom more than a de minimus amount of goods, services or intellectual property are actively being supplied by the Company or an affiliate for compensation at the time you learn of such person’s, firm’s or corporation’s Confidential Information, or to whom the Company or an affiliate is at such time actively soliciting a business relationship to engage in such activities.  You acknowledge that any materials or documents relating to the Company’s Confidential Information, in existence or developed in the future, including all copies thereof are proprietary to the Company and shall, following the termination of your employment, regardless of the circumstances thereof or reasons therefor, remain the Company’s sole and exclusive property and that you shall immediately return all such materials and documents including any copies thereof to the Company upon any termination of your employment or upon any prior request.

17.           Customer and Supplier Solicitation.   During the term of your employment and during the Restrictive Period, you shall not divert, or attempt to divert any person, business or entity from doing business with the Company, nor will you attempt to induce any such person, business or entity to cease being a customer of or supplier to the Company.

18.           Remedy.   You hereby recognize and agree that the Company would not have an adequate remedy at law or in equity for the breach or threatened breach by you of any one or more of the covenants set forth in paragraphs 14, 15, 16 and 17 and agree that, in addition to such other remedies as may be available to the Company, in law or in equity, the Company may obtain an injunction or restraining order, without the posting of any bond or security and without the proof of special damages, to enjoin you from the breach or threatened breach of such covenants.  The restrictions set forth in paragraphs 14, 15, 16 and 17 are considered by you and the Company to be reasonable for the purposes of protecting the business of the Company.  However, if any such restriction is found by a court of competent jurisdiction to be unenforceable because it is too broad, it is the intention of you and the Company that such restriction shall be interpreted to be as broad as possible consistent with allowing its enforceability.

19.           Arbitration; Costs, Fees and Expenses.   Except for disputes with respect to paragraphs 14, 15, 16 and 17 hereof, any dispute respecting the meaning and intent of this letter agreement or any of its terms and provisions shall be submitted to arbitration in Charlotte, North Carolina, before a single arbitrator in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto.  All costs, fees and expenses relating to any dispute arising out of this letter agreement or any of its terms and provisions, including the parties’ attorney’s fees, shall be borne by the party not prevailing in the resolution of the dispute.

20.           Survival of Obligations.   You agree that your obligations under paragraphs 14, 15, 16, 17 and 19, and the Company agrees that its obligations under paragraphs 8, 9, 10, 11, 12, 13, 14(a) and 19, will survive any termination of your employment.

21.           Notices.   All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person, or by reputable commercial messenger service or by registered or certified mail, postage prepaid, return receipt requested, addressed to you at 779 White Oak Road, Waynesville, NC 28786, and to the Company at the address appearing on the top of the first page of this letter agreement and shall be deemed to have been received on the date of receipt if delivered personally or by reputable commercial messenger service or three business days after posting if by registered or certified mail.

22.           Conflicting Agreements.   By signing this letter agreement and accepting this offer of employment, you hereby represent and warrant to the Company that you are accepting this offer and agreeing to the obligations and duties undertaken by you hereunder will not conflict with, violate or constitute a breach of or otherwise violate the terms of any employment or other agreement to which you are a party and that you are not required to obtain the consent of any person, firm, corporation or other entity in order to accept this offer of employment.  You agree to indemnify the Company against all damages, loss and expenses which the Company may incur in connection with a breach of the foregoing representation and warranty.

23.           Entire Agreement.   This letter agreement and its Exhibits and Appendices contains the entire understanding and agreement between you and the Company concerning the subject matter hereof and supersedes all prior agreements, understanding, discussions, negotiations and undertakings, whether written or oral, between you and the Company with respect thereto.

24.           Amendment.   Following your execution of this letter agreement, no provision thereof may be amended unless such amendment is agreed to in writing and signed by you and an authorized officer of the Company.

Our respective signatures below indicate our mutual assent to the terms of this letter agreement.

Very truly yours,

Blue Ridge Paper Products Inc.

	By:	/s/ Gordon Jones
Name: Gordon Jones
Title: President and CEO

Agreed and accepted:

/s/ Phillip Bowen